Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kinross Gold Corporation

We consent to the use of our report dated February 16, 2022 on the consolidated financial statements of Kinross Gold Corporation, which comprise the consolidated balance sheets as of December 31, 2021 and December 31, 2020, the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the years then ended, and the related notes, and our report dated February 16, 2022 on the effectiveness of internal control over financial reporting as of December 31, 2021, which are incorporated by reference in this Registration Statement on Form S-8 dated February 24, 2022 of Kinross Gold Corporation.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

February 24, 2022

Toronto, Canada